TELECOMM SALES NETWORK, INC. REPORTS PLANNED UP-GRADE TO ITS MANUFACTURING PROCESS AND RESULTING NEW INITIATIVES

For Release: Immediate

CHARLOTTE, NC (April 11, 2006) Telecomm Sales Network, Inc. (OTCBB: TNSW), reported today on the multiple initiatives undertaken by its wholly owned subsidiary, EnviroSystems, Inc. (ESI).

On January 10, 2006, Telecomm Sales Network, Inc. completed the acquisition of EnviroSystems, Inc. in a reverse merger transaction. As a part of its commitment to grow Envirosystems, Telecomm Sales Network engaged new management to reorganize and expand ESI. J. Lloyd Breedlove, a veteran of the infection prevention business, joined the Company as its President & CEO and has since added two senior executives with considerable infection prevention experience. Previously, Mr. Breedlove announced a plan to institute new initiatives including establishing new manufacturing facilities, expanded testing to support new claims, and instituting a concentrated marketing and sales strategy.

Currently, ESI is discussing a partnership with an EPA and FDA registered manufacturer. Should an agreement be successfully completed, the Company will consolidate its manufacturing operations into one location. Mr. Breedlove added, “Upon becoming CEO, it immediately became apparent to me that our historical manufacturing process was less than ideal. The Company had different manufacturing partners for each step of the process. This approach by former management made the creation of an acceptable quality assurance program difficult. By consolidating manufacturing at a larger, total solution provider that is focused on the medical market, we will be able to ensure correct production specifications”.

Following up on concerns recently raised by the U.S. Environmental Protection Agency (EPA) regarding EcoTru® based on the results of an ongoing nation-wide product testing program (the National Antimicrobial Testing Program) being conducted by the EPA on all disinfecting products and the Company’s own dissatisfaction with the manufacturing process used previously for its EcoTru® disinfectant product, the Company suspended sales, marketing and distribution of its EcoTru® disinfectant product. The Company also undertook a voluntary retrieval program to recover stocks of EcoTru® that were distributed in 2005. These actions were announced in February.

“We are proactively and aggressively reviewing all aspects of our EcoTru® product line” Mr. Breedlove continued. “In addition to establishing new manufacturing facilities, independent testing currently is underway in conjunction with a program to review and enhance the Company’s previous test data. Further, we are instituting a new quality assurance program. While ESI’s reviews and quality initiatives will address issues raised by the EPA, these same programs are integral parts of our business plan and include steps we began taking prior to the EPA inquiry.”

“These actions are designed to provide our Customers the best possible product and ensure we continue to honor our business responsibilities as a good corporate citizen. The reaction of our customers to the EcoTru® retrieval program has been very gratifying in many ways. Numerous end-use Customers have expressed their dependence upon and satisfaction with EcoTru® and are anxiously awaiting its return to the market. Our distributors and dealers have been very cooperative and we are very appreciative of their help and support. Independent testing to support updated and potential additional claims has also been initiated, and new markets segments are under review. Simultaneously we are in discussions with several international business partners in multiple markets” Mr. Breedlove concluded.

The Company further announced its intention to file for EPA registration of a new disinfectant based on its proprietary technology. It is anticipated that this product will include new claims not previously made for EcoTru® products. Concurrently, the Company confirmed that it was conducting analysis on a new manufacturing process for its hospital grade disinfectant formulation with the intent to reintroduce the current EcoTru® product. Mr. Breedlove indicated that the Company was exploring multiple process improvements in advance of its return to the hospital grade disinfectant market.

About Telecomm Sales Network:

Telecomm Sales Network, Inc., through its wholly-owned subsidiary EnviroSystems, produces cleaning and disinfecting products that will help prevent the spread of infectious micro-organisms without harmful effects to people, equipment or the environment.

EnviroSystems is focused on safe infection prevention technologies that are expected to position the company in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made.

Forward Looking Statements:

This release contains forward-looking statements, which reflect Telecomm’s expectation or belief concerning future events that involve risks and uncertainties. Telecomm can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Telecomm’s expectations, including, but not limited to EPA registration of the Company’s products, Telecomm’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, need for regulatory approvals, and other factors discussed in Telecomm’s periodic filings with the Securities and Exchange Commission. Forward-looking statements are qualified in their entirety by the above cautionary statement. Telecomm assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact Information:

J. Lloyd Breedlove
President & CEO
Telecomm Sales Network, Inc.
Phone: 408.566.0100
Email:  jbreedlove@envirosi.com
Website:  www.envirosi.com